UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 16, 2004


                        BrainStorm Cell Therapeutics Inc.

             (Exact name of registrant as specified in its charter)

       Washington                    333-61610              912061053
(State or other jurisdiction        (Commission           (IRS Employer
     of incorporation)              File Number)        Identification No.)

                              36 Derech Bait Lechem
                             Jerusalem, Israel 77002

               (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code 011-972-2-6737445

                                       N/A

         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(C) APPOINTMENT OF PRINCIPAL OFFICERS

On November 16, 2004 (the "Effective Date"), we appointed Mr. Yoram Drucker, as the Chief Operating Officer of BrainStorm Cell Therapeutics Inc. (formerly Golden Hand Resources Inc.) (the "Registrant") and of our wholly-owned subsidiary BrainStorm Cell Therapeutics Ltd. (the "Subsidiary").

The Registrant and the Subsidiary have entered into an employment agreement with Mr. Drucker. The following description of the Employment Agreement with Mr. Drucker is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.07. Pursuant to this agreement, Mr. Drucker is entitled to an initial base salary of $4,000 per month, which shall be increased six (6) months subsequent to the Effective Date to $6,000 per month. Mr. Drucker shall be employed on a part-time basis.

Mr. Drucker will be granted, pursuant to and following the adoption of an Employee Stock Option Plan, options to purchase 685,760 shares of our common stock at a price per share of $0.15 each, which options will vest and become exercisable in thirty six equal monthly installments from the Effective Date. These options shall be exercisable by Mr. Drucker for a ten (10) year period following the Effective Date, but in any case not later than four (4) years after termination of the Agreement. We have agreed to register the shares underlying these options on an S-8 registration statement; provided that this obligation shall not take effect until the one year anniversary of the grant of the options.

Mr. Drucker will be entitled to an annual bonus in connection with the achievement of milestones and/or objectives, in each case as determined by the board of directors. Mr. Drucker will receive the following executive benefits:
14 vacation days per year, a manager's insurance policy, contributions to his continuing education fund, a company car and a cell phone. Mr. Drucker will also be entitled to coverage under our directors and officers' liability insurance policy and to a written undertaking from the Registrant and the Subsidiary to indemnify and release him to the full extent possible in accordance with the Israeli Companies Law 5759-1999 and the applicable laws of the State of Washington.

Mr. Drucker's employment agreement has no stated term and is terminable by either party upon 90 days prior notice or by us with 30 days prior notice in the event of a termination for cause (including a 15 day opportunity to cure). In the event that we terminate Mr. Drucker's employment without cause, or in the event that Mr. Drucker resigns as a result of constructive discharge, or in the event of termination of employment by reason of Mr. Drucker's disability or death, all of the remaining unvested options granted to Mr. Drucker shall vest immediately as of the date of the notice of termination, and Mr. Drucker or his successor shall be entitled to exercise the vested options from the date of such termination until the earlier of four (4) years thereafter or their expiration date. In the event Mr. Drucker's employment is terminated by reason of disability or death of within two (2) years of the Effective Date, only 67% of the remaining unvested options shall vest immediately as of the date of the notice of termination. For these purposes, "constructive discharge" is defined as (i) material reduction in Mr. Drucker's compensation; (ii) material reduction in the level, scope of job responsibility or status or material change in his position without his consent; (iii) relocation to an office which is more than sixty (60) kilometers from the office where he was previously located to which he has not agreed; or (iv) voluntary termination by Mr. Drucker as a result of, or within 6 months of, a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or shares of the Registrant and/or the Subsidiary are sold, leased or transferred to another company or otherwise disposed of. In the event that we terminate Mr. Drucker's employment for cause, he shall be entitled to exercise the options vested as of the date of the notice of termination until 12 months following such date.

Mr. Drucker is prohibited, during the term of his employment and for a period of 12 months thereafter, from competing with the Registrant or the Subsidiary or soliciting any of the Registrant's or Subsidiary's customers or employees.

From 1998, Mr. Drucker, age 39, has been an independent consultant regarding business development, finance, strategy and operations. His clients have included various Israeli high tech and biotechnology companies. From 1997 through 1998, Mr. Drucker managed a real estate brokerage firm. From 1995 through 1996, Mr. Drucker managed his own promotion company and created and designed marketing and promotion concepts for various Israeli companies. From 1990 through 1995, Mr. Drucker served as Manager, Production Department of one of Israel's largest diamond factories.

Other than as described above, Mr. Drucker is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404 of Regulation S-B.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

            (c)  Exhibits.

                  10.06 Employment Agreement, dated as of November 16, 2004, between Yoram Drucker and the Registrant*

* Indicates management contract or compensatory plan or arrangement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 2004

BRAINSTORM CELL THERAPEUTICS, INC.


/s/ Yaffa Beck
------------------------------
Name: Yaffa Beck
Title: President & CEO

                                  EXHIBIT INDEX

Exhibit Number      Description
--------------      -----------

10.06 Employment Agreement, dated as of November 16, 2004, between Yoram Drucker and the Registrant*

* Indicates management contract or compensatory plan or arrangement